Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2012, in the Registration Statement (Form S-1) and related Prospectus of Millennial Media, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

October 12, 2012